Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-216966, 333-194874 and 333-173135 on Form S-3 and Registration Statement Nos. 333-188629, 333-183476, and 333-165912 on Form S-8 of our reports dated February 18, 2020 relating to the financial statements of Verisk Analytics, Inc., and the effectiveness of Verisk Analytics, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Verisk Analytics, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 18, 2020